EXHIBIT 99.1

              DITECH COMMUNICATIONS TO ACQUIRE ATMOSPHERE NETWORKS

          ACQUISITION GIVES DITECH KEY OPTICAL NETWORKING SYSTEMS EXPERTISE

Mountain View, California, June 22, 2000 -- Ditech Communications Corporation (Nasdaq: DITC) today announced it has signed an agreement to acquire privately-held Atmosphere Networks, Inc. of Campbell, California in a stock and cash merger. Atmosphere Networks is an emerging provider of optical networking products, enabling carriers to combine various types of traffic (voice, data and video) onto an optical network.

Under the terms of the agreement, the stockholders of Atmosphere Networks will receive merger consideration valued at $88.5 million, provided that if the average closing price of a share of Ditech common stock for a designated period prior to the closing is less than $73.75, the merger consideration will be valued at 1,200,000 shares of Ditech common stock, and if such average closing price is greater than $88.50, the merger consideration will be valued at 1,000,000 shares of Ditech common stock. The actual merger consideration will consist primarily of Ditech common stock, provided that certain holders of Atmosphere Networks common stock will receive cash (estimated not to exceed approximately $10 million) upon the consummation of the merger. Ditech is also expected to grant the Atmosphere Networks employees 4-year vesting stock options covering up to 750,000 shares of Ditech common stock at a price representing up to a 50% discount to market.

The acquisition will be accounted for under purchase accounting and is expected to close in the first quarter of Ditech's fiscal year 2001. The Company is still evaluating the extent of any purchased in-process R&D write-off associated with this acquisition. To the extent such a write-off is recognized, it will be reported as part of the Company's first quarter operating results. The acquisition has been approved by the respective boards of directors of Ditech and Atmosphere Networks, and is subject to the approval of the stockholders of Atmosphere Networks as well as other customary closing conditions. The acquisition is expected to be dilutive to earnings per share excluding amortization of goodwill, purchase technology, and other acquisition related costs in the near term, but is not expected to result in a material deviation from Ditech's operating plan for 2001 exclusive of acquisition related costs.

"This acquisition is a bold move to expand our optical business, instantly giving us critical mass in optical networking disciplines which should dramatically improve the time-to-market for our new optical projects," said Tim Montgomery, Ditech's President and CEO. "Through the development of our DWDM subsystem products, including our optical amplifiers, we have developed tremendous photonics and optical transport expertise. When combined with the network control plane expertise provided by Atmosphere Networks, we are poised to deliver industry-leading solutions for the optical transport layer."

Continued Montgomery, "With this acquisition, Ditech is sending a strong signal that we are aggressively expanding our optical networking development plans beyond our current suite of products. We double our optical engineering team and add critical personnel in sales and

                                      7.

marketing. Furthermore, we will fill a significant percentage of our current headcount needs, which we believe is a significant achievement in a very challenging hiring environment. With our optical transport expertise and Atmosphere Networks' data networking system expertise, Ditech is poised to drive to a leadership position in the optical networking business."

ATMOSPHERE NETWORKS

Founded in 1997, Atmosphere Networks is a leading player in providing solutions for the optical network. Atmosphere Networks enables telecommunications carriers to take full advantage of optical networks' capacities and offer their customers flexible voice-and-data service packages. With Atmosphere Networks' products, carriers can boost their competitiveness while lowering their network costs. The privately held company is backed by Benchmark Capital, Foundation Capital, Institutional Venture Partners (IVP), Bowman Capital, Volpe Brown Whelan & Company and other venture firms. For more information on Atmosphere Networks, visit the web site at: www.atmospherenetworks.com.

DITECH COMMUNICATIONS CORPORATION

Ditech Communications Corporation is a global telecommunications equipment supplier for voice and data networks. Ditech's voice products are high-capacity echo cancellers that utilize advanced software and digital signal processor
(DSP) technology. This unique combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS(TM)), a robust and cost-effective solution for voice enhancement and echo cancellation. Ditech's products for data networks provide building blocks for high-speed, high-capacity backbone networks. These products are based on wavelength division multiplexing (WDM), a technology that enables many wavelengths of light, each carrying multiple gigabits of information, to be carried on one fiber optic connection. With Ditech's WDM products, network equipment companies and service providers can quickly and cost-effectively expand their network capacity to meet the growing demands of the Internet age without incurring the vast time and expense of laying new fiber optic cable. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (Web site: http://www.ditechcom.com).

This press release contains forward-looking statements regarding Ditech's products and business. The benefits Ditech expects to realize as a result of the Atmosphere Networks acquisition could vary materially as a result of unanticipated factors and events, including those detailed from time to time in the reports and other filings Ditech makes with the Securities and Exchange Commission, including in Ditech's prospectus dated October 5, 1999.

                                      8.